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                                                                                                                       Exhibit I

                                                THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                                                   Capitalization Ratios at March 31, 1997

                                                                Consolidated       Pro Forma
                                                                  per 10-Q          Amounts           Equity              Debt
                                                               ----------------   -------------   ----------------   --------------
          Capitalization (in thousands of dollars):
              Common stock..........................................$3,405,594              $0         $3,405,594
              Paid-in capital........................................2,125,534               0          2,125,534
              Retained earnings......................................3,730,782               0          3,730,782
              Preferred stock..........................................833,372               0           833,372
              Capital & preferred securities.........................1,353,500         189,250 (A)      1,542,750
              Long-term debt.........................................9,699,757               0                          $9,699,757
              Preferred due within one year............................116,155               0            116,155
              Long-term debt due within one year.......................466,515               0                             466,515
              Notes payable & commercial paper.......................2,024,235               0          2,024,235
                                                                   -----------   -------------   ----------------   --------------
                     Total (Incl Amts Due in 1 Year)...............$23,755,444        $189,250        $11,754,187      $12,190,507
                                                                   ===========   =============   ================   ==============


              Actual Amounts in Millions of Dollars....................$23,756                            $11,565          $12,191
              Actual Capitalization Ratios...............................100.0%.                             48.7%           51.3%

              Pro Forma Amounts in Millions of Dollars.................$23,945                            $11,754          $12,191
              Pro Forma Capitalization Ratios..........................  100.0%                              49.1%            50.9%

              Pro Forma Consolidated Statements of Income (Unaudited)
                        (Stated in Thousands of Dollars)
                                                                           For the Twelve Months Ended
                                                                               March 31, 1997       Pro Forma      As Adjusted

OPERATING REVENUES                                                             $    10,512,948    $        -    $    10,512,948
                                                                               ----------------   -----------   ----------------
OPERATING EXPENSES:
Operation--
     Fuel                                                                            2,228,043             -          2,228,043
     Purchased power                                                                 1,289,336             -          1,289,336
     Other                                                                           1,834,924             -          1,834,924
Maintenance                                                                            786,664             -            786,664
Depreciation and amortization                                                        1,041,171             -          1,041,171
Amortization of deferred Plant Vogtle costs                                            140,518             -            140,518
Taxes other than income taxes                                                          617,085             -            617,085
Income taxes                                                                           732,834        (5,673)(B)        727,161
                                                                               ----------------   -----------   ----------------
Total operating expenses                                                             8,670,575        (5,673)         8,664,902
                                                                               ----------------   -----------   ----------------
OPERATING INCOME                                                                     1,842,373         5,673          1,848,046
OTHER INCOME:
Allowance for equity funds used during construction                                      3,862             -              3,862
Interest income                                                                         66,245             -             66,245
Other, net                                                                              34,269             -             34,269
Income taxes applicable to other income                                                 (2,764)            -             (2,764)
                                                                               ----------------   -----------   ----------------
INCOME BEFORE INTEREST CHARGES                                                       1,943,985         5,673          1,949,658
                                                                               ----------------   -----------   ----------------
INTEREST CHARGES AND OTHER:
Interest on long-term debt                                                             542,498             -            542,498
Allowance for debt funds used during construction                                      (18,357)            -            (18,357)
Interest on notes payable                                                              113,778             -            113,778
Amortization of debt discount, premium and expense, net                                 27,733             -             27,733
Other interest charges                                                                  48,100             -             48,100
Minority interest in subsidiaries                                                       29,258             -             29,258
Distributions on capital and preferred securities of subsidiary companies               39,597        14,667 (B)         54,264
Preferred dividends of subsidiary companies                                             80,178             -             80,178
                                                                               ----------------   -----------   ----------------
Interest charges and other, net                                                        862,785        14,667            877,452
                                                                               ----------------   -----------   ----------------

CONSOLIDATED NET INCOME                                                        $     1,081,200    $   (8,994)   $     1,072,206
                                                                               ================   ===========   ================

(A) To give effect to the issuance by Georgia Power Capital Trust III of $189,250,000 of Preferred Securities. (B) To give effect to the issuance by Georgia Power Capital Trust III of $189,250,000 of Preferred Securities at an
       annual rate of 7.75%.

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